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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Current Report on Form 8-K under the Securities Exchange Act of 1934 of CBS Corporation dated December 7, 1999, the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-88775 and 33-41475) and on Form S-8 (Nos. 2-92085,
33-44044, 33-45365, 33-46779, 33-51445, 33-51579, 33-53815, 33-53819,
33-62043, 33-62045, 333-12583, 333-12589, 333-12591, 333-13219, 333-30127,
333-23661, 333-23663, 333-37497, 333-75845, 333-75843 and 333-84761) of CBS
Corporation, and the incorporation by reference in CBS Corporation's definitive proxy statement on Schedule 14A filed on November 24, 1999, of our report dated February 2, 1999, appearing in the Annual Report on Form 10-K of Outdoor Systems, Inc. for the year ended December 31, 1998.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
December 22, 1999